Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-24989) of our report dated February 3, 2003, with respect to the consolidated financial statements of American Skandia Life Assurance Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP

Hartford, Connecticut
April 8, 2005